EXHIBIT 99.1

News Release	C

Craig Manson
Investor Relations
Ceridian Corporation
952/853-6022

Ceridian Reports First Quarter 2006 Results

First Quarter 2006 Highlights:

•    EPS of $.24 per diluted share at top of February guidance range.

•    Revenue of $384.3 million up almost 8 percent over prior year.

•      Human Resource Solutions revenue up almost 6 percent, to $279.9 million.

•      Comdata revenue up 13 percent, to $104.4 million.

•    Cash flow from operations was $42.3 million. Capital expenditures were $11.2 million.

•    HRS and Comdata segment margins strong at 7.7 percent and 32.9 percent, respectively.

•    Cash balance at March 31, 2006 was $408.4 million. Debt balance stands at $99.9 million.

MINNEAPOLIS, April 25, 2006 — Ceridian Corporation (NYSE: CEN) today reported first quarter 2006 net earnings of $36.2 million, or $.24 per diluted share, on revenue of $384.3 million. For the first quarter of 2005, net earnings were $22.0 million, or $.15 per diluted share, on revenue of $357.4 million.

“The first quarter results reflect a solid start for 2006,” said Ronald L. Turner, president and chief executive officer of Ceridian. “In Human Resource Solutions (HRS), we met our margin targets for the quarter and are on track to deliver the improvements built into our plan for 2006. Similarly, the Comdata business delivered another strong quarter.

“The strong overall performance in both businesses drove earnings per diluted share for the first quarter to the top of the range we communicated in February,” Turner continued. “Revenue for the quarter in HRS was up almost 6 percent over last year, with higher interest rates accounting for almost 3 percent of the increase. In the quarter, retention levels in the US HRS payroll business were less than plan, although slightly higher than the prior year. In addition, revenue deferrals were greater than expected during the quarter. HRS segment earnings as a percentage of revenue were near the top of our guided range. The major factors driving the current year improvement were higher interest income on a growing float balance, continuing cost controls and internal revenue growth.

“The primary operational indicators in the HRS business are strong,” Turner said. “Float balances grew almost 8 percent, customer retention was stable, and customer employment levels were up and in line with our plan for the quarter.

“Overall order growth in HRS was in the mid-teens. Order growth in the core U.S. mid-sized company market and in our international operations were solidly in double digits. The pipeline for larger Human Resource Outsourcing (HRO) and government business in the U.S. appears to be strong, but the total contract value signed in the first quarter was less than the prior year quarter, which tempered the overall HRS order growth.

“Comdata’s performance was again very strong,” said Turner. “Revenue growth was at the high end of our guided range, up 13 percent over the first quarter of last year, with higher fuel prices accounting for about 3 percent of the increase. Demand for the BusinessLink product and further penetration into the gasoline fleet market continue to drive growth in Comdata’s transportation segment. In addition, several new, marquee transportation customers were signed during the quarter. Despite a loss on Comdata’s diesel fuel derivative instruments of $0.9 million, Comdata’s segment earnings as a percentage of revenue were ahead of plan in the quarter, at 32.9 percent. The loss on Comdata’s diesel fuel derivative instruments in the prior year quarter was $7.2 million.

“The strong overall earnings performance generated healthy cash flow in the quarter,” Turner concluded. “Cash flow from operations was $42.3 million, capital expenditures were $11.2 million, and depreciation and amortization expense was $21.0 million. The cash balance at March 31, 2006, increased to $408.4 million. The strong quarterly earnings, along with proceeds from stock option exercises of $44.3 million during the quarter drove the cash balances higher. Stock repurchases during the quarter were 0.3 million shares. The Company intends to resume its stock repurchase program within the next few days.

Stock based compensation expense for the quarter was higher than planned at $8.7 million pre-tax, or $.04 per share. Stock based compensation expense in the first quarter of 2005 was $0.7 million pre-tax.

Guidance for 2006

EPS guidance for the remainder of 2006 is unchanged. Earnings per diluted share for the full year are expected to be between $1.00 and $1.08, including the impact of adopting SFAS No. 123R. Total stock based compensation expense for 2006 is expected to be $.02 per share higher than previously expected, at approximately $.10 per share, of which $.04 was incurred in the first quarter. We estimate that the impact of adopting SFAS No. 123R for 2005 would have lowered 2005 earnings per share of $.86 by approximately $.06 per share.

The Company manages diesel fuel price risk by holding derivative instruments tied to diesel fuel prices. Approximately 80 percent of Comdata’s 2006 diesel fuel related revenue exposure has been locked in at an average price of $2.55 per gallon. The derivative instruments expire at the end of 2006. Quarterly results for Comdata could be volatile as these contracts are “marked to market” at the end of each period, but for the full year, the gain or loss on derivatives included in Comdata’s results will be approximately equal to the cash flows related to these instruments.

HRS revenue guidance has been reduced by $5 million in each of the remaining three quarters of the year to reflect retention levels, revenue deferrals and other forecast revisions in our U.S. operations.

Total 2006 revenue is expected to be between $1,565 million and $1,605 million. HRS revenue for the year is expected to be between $1,115 million and $1,140 million, up 6 percent to 9 percent over 2005. HRS segment margins as a percentage of revenue are expected to improve to a range of 7 percent to 9 percent, including the impact of stock based compensation expense. New order growth is expected to be in double digits on a percentage basis. Comdata revenue for 2006 is expected to be between $450 million and $465 million, up between 10 percent and 14 percent over 2005, with segment margins as a percentage of revenue in the range of 32 percent to 33 percent, including the impact of stock based compensation expense. Stock based compensation expense is expected to reduce segment margins as a percentage of revenue in both business segments by approximately 1 percent in 2006. The tax rate for 2006, exclusive of tax settlements and other discrete items, is expected to be approximately 38.5 percent.

Cash flow from operations is expected to be in excess of $225 million, not including the impact of any potential pension plan contributions. Capital expenditures and depreciation and amortization are expected to be approximately $65 million to $70 million, and $85 million, respectively.

Revenue and earnings guidance by quarter for the remainder of 2006 follows. Quarterly guidance does not attempt to predict, and does not include, any unrealized gain or loss related to the “mark to market” of Comdata’s diesel fuel derivative instruments.

Second quarter diluted EPS is expected to be between $.21 and $.23 per share, including approximately $.02 per diluted share for stock based compensation expense. HRS revenue is expected to be between $270 million and $275 million. HRS segment margins as a percentage of revenue are expected to be between 5 percent and 6 percent. Comdata revenue is expected to be between $110 million and $115 million with segment margins as a percentage of revenue of 31 percent to 32 percent.

Third quarter diluted EPS is expected to be between $.23 and $.25 per share, including approximately $.02 per diluted share for stock based compensation expense. HRS revenue is expected to be between $265 million and $275 million. HRS segment margins as a percentage of revenue are expected to be between 5 percent and 6 percent. Comdata revenue is expected to be between $120 million and $125 million with segment margins as a percentage of revenue of 32 percent to 33 percent.

Fourth quarter diluted EPS is expected to be between $.32 and $.36 per share, including approximately $.02 per diluted share for stock based compensation expense. HRS revenue is expected to be between $300 million and $310 million. HRS segment margins as a percentage of revenue are expected to be seasonally high, between 11 percent and 13 percent. Comdata revenue is expected to be between $115 million and $120 million with segment margins as a percentage of revenue of 33 percent to 34 percent.

Earnings Teleconference Webcast

Investors are invited to listen to a teleconference discussing the matters addressed in this press release, live via the Internet at 9:00 a.m. (EDT) on Tuesday, April 25, 2006. The web cast can be accessed through the Investor Relations section of Ceridian’s website at www.ceridian.com. A replay of the call will also be available at the same address beginning at 11:00 a.m. (EDT) on April 25, 2006.

Ceridian Corporation (www.ceridian.com) is an information services company serving businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human lresources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and employee advisory programs. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian’s filings with the Securities and Exchange Commission, including matters arising from the SEC investigation, the prior restatements of our financial statements, the investigation conducted by the Audit Committee, the pending shareholder litigation, the failure to timely comply with Section 404 of the Sarbanes-Oxley Act of 2002, volatility associated with Comdata’s fuel price derivative contracts and those factors which are discussed in Ceridian’s Annual Report on Form 10-K, for the year ended December 31, 2005, which factors are also incorporated herein by reference.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.

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Schedule A

CONSOLIDATED STATEMENTS OF OPERATIONS	Ceridian Corporation
(Dollars in millions, except per share data)	and Subsidiaries
(Unaudited)

	For Periods Ended March 31, Three Months
	2006		2005
Revenue	$384.3	100.0%	$357.4	100.0%
Costs and Expenses
Cost of revenue	205.7	53.5%	193.0	54.0%
Selling, general and administrative	115.5	30.1%	114.1	31.9%
Research and development	7.8	2.0%	6.4	1.8%
(Gain) loss on derivative instruments	0.9	0.2%	9.5	2.6%
Other expense (income)	(1.5)	(0.4)%	(1.0)	(0.2)%
Interest income	(4.1)	(1.1)%	(1.4)	(0.4)%
Interest expense	1.3	0.4%	1.6	0.5%
Total costs and expenses	325.6	84.7%	322.2	90.2%

Earnings before income taxes	58.7	15.3%	35.2	9.8%

Income tax provision	22.5	5.9%	13.2	3.7%

Net earnings	$36.2	9.4%	$22.0	6.1%

Earnings per share
Basic	$0.25		$0.15
Diluted	$0.24		$0.15

Shares used in calculations (in thousands)
Weighted average shares (basic)	145,490		149,637
Dilutive securities	3,344		1,025
Weighted average shares (diluted)	148,834		150,662

Schedule B

CONDENSED CONSOLIDATED BALANCE SHEETS	Ceridian Corporation
(Unaudited)	and Subsidiaries
(Dollars in millions)

	March 31,	December 31,
	2006	2005

Cash and equivalents	$408.4	$335.6
Trade and other receivables, net	602.5	584.8
Other assets	1,374.2	1,370.7
Total assets before customer funds	2,385.1	2,291.1
Customer funds	4,997.5	4,341.2
Total assets	$7,382.6	$6,632.3

Debt	$99.9	$106.5
Drafts and settlements payable	253.8	232.7
Other liabilities	643.9	658.4
Total liabilities before customer funds obligations	997.6	997.6
Customer funds obligations	5,015.9	4,342.9
Total liabilities	6,013.5	5,340.5
Stockholders’ equity	1,369.1	1,291.8
Total liabilities and stockholders’ equity	$7,382.6	$6,632.3

Schedule C

Ceridian Corporation and Subsidiaries

Revenue Comparisons

(Dollars in millions)

	First Quarter
	2006	2005

HRS	$279.9	$265.2
Comdata	104.4	92.2

Total revenue	$384.3	$357.4

Ceridian Corporation and Subsidiaries

Earnings Comparisons

(Dollars in millions)

	First Quarter
	2006		2005
		% of		% of
		Segment		Segment
		Revenue		Revenue
HRS	$21.6	7.7%	$12.3	4.6%
Comdata	34.3	32.9%	23.1	25.1%

Earnings before interest and taxes	55.9		35.4

Interest, net (not allocated to business units)	2.8		(0.2)

Earnings before income taxes	$58.7		$35.2